Exhibit 10.8

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Master License Agreement

THIS AGREEMENT (“Agreement”), effective as of the last date of signature hereof (the “Effective Date”), is between Biotectix, LLC, a company organized and existing under the laws of Missouri and which has an office at 940 North Main Street, Ann Arbor, Michigan 48104, and Acutus Medical, Inc., company organized and existing under the laws of Delaware and which has an office at 10840 Thornmint Road, Suite 100, San Diego CA 92127.

WHEREAS, Acutus and Biotectix are parties to a Mutual Confidential Disclosure Agreement dated March 11, 2014; and

WHEREAS, Biotectix has developed intellectual property based on photo reactive UV activated coatings that Acutus wishes to license from Biotectix for use with certain Acutus products described herein;

WHEREAS, Acutus is in the business, among other things, of developing and commercializing catheters;

WHEREAS, the parties desire to undertake a joint research and commercialization project, in which Biotectix and Acutus will perform certain activities as set forth in this Agreement;

WHEREAS, Biotectix and Acutus further desire that the valuable know-how, including patentable inventions, resulting from such project be licensed by Biotectix to Acutus and by Acutus to Biotectix, so that the parties will be able to exploit products within their respective fields; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:

1.    Definitions. The following definitions (in addition to the capitalized terms defined elsewhere in the Agreement), apply to this Agreement and to all addenda thereto:

“Acutus” means Acutus Medical, Inc. and its Affiliates.

“Acutus System” means Acutus’ products in the Field, including those for mapping and recording electrical conduction of cardiac tissue and/or performing stimulation of cardiac tissue.

“Affiliate” means, with respect to an entity, any other entity which owns at least 50% of, is at least 50% owned by, or is under common (at least 50%) ownership with such entity.

“Biotectix” means Biotectix, LLC and its Affiliates.

“Change of Control” means (i) any consolidation or merger of a party with or into any other entity or any other corporate reorganization, in which the stockholders of the party immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which it is a party in which in excess of fifty percent (50%) of its voting power is transferred; or (iii) the assignment of this Agreement to a third party pursuant to an asset sale; provided that the foregoing subsections (i) and (ii) shall not include (x) any consolidation or merger effected exclusively to change the domicile of such party, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by such party or any successor or indebtedness of such party is cancelled or converted or a combination thereof.

“Coated Product” means a Product coated with the Coating.

“Coating” means a conductive polymer coating made from Coating Material.

“Coating Material” means the UV-reactive liquid solutions supplied by Biotectix hereunder capable of forming a conductive polymer.

“Fair Market Value” mean the cash consideration that Acutus or sublicensees would realize from an unrelated buyer in an arms-length sale of an identical item sold in the same quantity and at the time and place of the transaction.

“Field” means cardiology, including (i) the mapping and/or recording of electrical conduction of cardiac tissue and/or (ii) the stimulation of cardiac tissue.

“Licensed Patents” means the patent application(s) and patent(s) identified in Attachment A hereof, together with all foreign counterparts, divisions, continuations-in-part, and continuation applications based thereon, any patent issuing on any of said applications, and any reissues, reexaminations, or extensions based on any such patents. “Licensed SurModics Patents” means the Licensed Patents owned or licensed by SurModics, Inc. (“SurModics”). For clarity, except as expressly set forth in the foregoing, any patents or patent applications developed independently of this Agreement shall not be included within the Licensed Patents.

“Licensed Products” means Coated Products that the making, using, importing, selling or offering for sale of which would constitute, but for the license granted to Acutus pursuant to this Agreement, infringement of any Valid Claim in the country of intended use or in the United States.

“Manufacturer” means a non-Affiliate third party that supplies, manufactures or processes Licensed Products or Coated Products for Acutus pursuant to a separate agreement with Acutus, subject to the conditions set forth in Paragraph 3.g below.

“Minimum Shelf Life” means the minimum shelf life defined by Biotectix and Acutus within six months of the Effective Date of this Agreement, which will be mutually determined and agreed upon.

“Net Sales” means the amount actually received from third parties for, or the Fair Market Value attributable to, the Sale of Licensed Products or Coated Products by Acutus or its sublicensees, Jess the following costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Acutus or sublicensees: (i) rebates, credits and cash, trade and quantity discounts, actually taken, (ii) excise taxes, sales, use, value added and other consumption taxes, and other compulsory payments to governmental authorities, (iii) the cost of shipping packages and packing, (iv) insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties and tariffs actually paid, (vi) amounts allowed or credited due to returns or uncollectable amounts. For clarity, Net Sales shall not include Sales by Acutus to its Affiliates or sublicensees for resale, provided that if Acutus sells or otherwise transfers Licensed Product or Coated Product to an Affiliate or sublicensee for resale, Net Sales shall include the amounts received by such Affiliate or such sublicensee from third parties on the resale of such Licensed Product or Coated Product. Net Sales shall not include Sales of Licensed Products or Coated Products for use in clinical research studies and/or research and development, except that Net Sales shall include any amounts that Acutus or its sublicensees receives for the Sale of Licensed Products or Coated Products for use in clinical studies and/or research and development only to the extent that such amounts are in excess of the selling entity’s fully allocated cost of goods for such Licensed Products or Coated Products. For clarity, Net Sales shall apply only to sales of Products that are coated using the Coating Materials supplied by Biotectix in accordance with the terms of this Agreement.

Notwithstanding the above, if any Licensed Product or Coated Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product or Coated Product, then net Sales of that Licensed Product or Coated Product resulting from sales of that combination product ·will be calculated by multiplying the Net Sales for the combination product by the fraction A/B where A is the invoice price of the Licensed Product or Coated Product as sold separately and B is the invoice price of the combination product. In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the ·et Sales shall be as reasonably allocated based upon the proportion of the value of such combination product reasonably attributable to the Licensed Patents.

In the event that a Licensed Product or Coated Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due on sales of Licensed Products or Coated Products s hall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is invoice price of the Licensed Product or Coated Product as sold separately and B is the invoice price of the combined product(s), component(s) and/or service(s). In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated based upon the proportion of the value of such combination product reasonably attributable to the Licensed Patents.

“Product” means any electrophysiology catheter used to (i) measure and map electrical properties of cardiac tissue and/or (ii) stimulate cardiac tissue using the Acutus System.

“Sale” means any bona fide transaction for which consideration is received by Acutus or its sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product or Coated Product provided by Acutus or sublicensees to a third party. A Sale is deemed completed at the time that Acutus or sublicensee receives payment attributable to the Licensed Product or Coated Product. For clarity, the sale, use, lease, transfer or other disposition of the Acutus System shall not be deemed to be a Sale, except for the Fair Market Value of any Licensed Product or Coated Product included as a part of the Acutus System.

“Shelf Life” means the time period following manufacture of Coating Material during which the Coating Material will be warranted to conform with Coating Material Specifications, set forth on each container of Coating Material and not less than the Minimum Shelf Life.

“Supply Failure” means a failure to supply at least ninety percent (90%) of the quantities of Coating Material in any two (2) consecutive calendar months pursuant to purchase orders submitted by Acutus and accepted by Biotectix pursuant to and in accordance with the terms and conditions of this Agreement within thirty (30) days of the dates specified in such purchase orders and in compliance with this Agreement.

“SurModics License” means that certain license agreement between Biotectix and SurModics, dated August 29, 2014, as may be amended from time to time.

“SurModics Reagents” means the four (4) SurModics proprietary photoreactive compounds and polymers which are the subject of the SurModics Agreement.

“Valid Claim” means (i) a claim of an issued and unexpired patent of Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision and which has not been abandoned, disclaimed or admitted to be invalid or unenforceable, through reissue, reexamination, disclaimer or otherwise, or (ii) a claim of a pending patent application of Licensed Patents that (a) continues to be prosecuted in good faith; (b) has not been pending for more than twelve (12) years from the date of its earliest filing priority, and (c) has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.    Phase I: Development and Pre-Approval Stage

a.    In the development and pre-approval stage (“Development and Pre-approval Stage”), Biotectix will utilize technology owned or controlled by Biotectix (“Biotectix Technology”) and technology owned or controlled by Acutus (“Acutus Technology”) for the development of a Coating to be used in Acutus’ catheters in accordance with an agreed upon development plan (“Development Plan”). The

Development Plan will specify the scope of Biotectix’ s responsibilities, which shall include the following:

i.    Develop Coating and process for applying the Coating to the Products, including all necessary characterization and stabilization of the Coating and process;

ii.    Improve processes to increase capacity and efficiency;

iii.    Qualify that the Coating adhesion meets the tape adhesion test (ASTM D3359) (“Adhesion Qualification”) to be completed no later than July 31, 2015 (“Adhesion Qualification Date”);

iv.    Produce Coated Products; and

v.    Supply to Acutus approximately 120 Coated Products by July 31, 2015 for determination of Development Acceptance.

b.    Development Term. The term of the Development and Pre-approval Stage shall commence on the effective date of the Agreement (“Effective Date”) until Development Acceptance (or if no Development Acceptance, until September 30, 2015) by Acutus of the Coated Product (“Development Term”). As used herein, “Development Acceptance” means acceptance by Acutus in writing of a Coated Product that is acceptable for commercial production.

c.    Equipment and Resources Provided by Acutus. Acutus may purchase certain equipment for use by Biotectix in the performance of services hereunder (“Acutus Equipment”). Such Acutus Equipment shall be and remain the property of Acutus. Acutus will provide its assistance to design fixturing and develop processes to increase capacity. Acutus will also provide assistance with quality systems implementation.

d.    NRE and per Flex Costs.

i.    Acutus will pay Biotectix a one-time non-recurring engineering fee of $25,000 pursuant to Purchase Order Number 14-2276 dated November 6, 2014 (“NRE Fees”).

ii.    For production of Coated Products by Biotectix during the Development and Pre-approval Stage, Acutus shall pay Biotectix on a per Flex basis. As used herein, “Flex” means one spline composed of eight (8) individual electrodes. Each Coated Product will consist of six (6) Flexes for a total of forty-eight (48) electrodes, or as otherwise specified in writing by Acutus.

(a)    The per Flex pricing during the- Development and Pre-approval Stage is as follows:

Flex for development/engineering use: $[***]

Flex for fully documented/traceable units: $[***].

iii.    In the event Acutus requests performance of the Transfer Services during the Development and Pre-approval Stage, Acutus shall pay Biotectix a $[***] early transfer fee and Acutus will have no obligation to pay the foregoing per flex price in Paragraph 2.d.ii(a) for any Coated Products produced by Acutus and Acutus’ payment obligations with respect to production of such Coated Products will be limited to the cost of Coating Materials as per Paragraph 3.b.vi.

iv.    In the event that Biotectix fails to achieve the Adhesion Qualification by the Adhesion Qualification Date, Acutus will be entitled to a 50% refund of the NRE Fees from Biotectix.

v.    In the event of Supply Failure during the Development and Pre-approval Stage, Acutus will be entitled to a 100% refund of the RE Fees from Biotectix.

e.    Licenses. Biotectix grants to Acutus a non-exclusive, worldwide license under the Biotectix Technology to research and develop Coated Products during the Development and Pre-Approval Stage, and the license is royalty-free other than as provided in Paragraph 2.d above. Acutus grants to Biotectix a non-exclusive, royalty-free, worldwide license under the Acutus Technology to research and develop Coated Products for Acutus during the Development and Pre-Approval Stage.

f.    Intellectual Property.

i.    Retained Rights. Except as expressly set forth in the licenses granted hereunder, all inventions and other subject matter owned or controlled by either party prior to the Effective Date and/or developed independently from activities contemplated under this Agreement shall remain the sole property of such party.

ii.    IP. The parties agree that, for inventions and other intellectual property rights conceived in performance of this Agreement, that (subject to the licenses granted under Section 2.f.vi:

(a)    all inventions and other subject matter (and all intellectual property rights therein regardless of whether patented) that is specific to the Product or any substrate to be coated, in each case without the Coating, and conceived by Biotectix, either alone or jointly with others, in the performance of this Agreement and conceived with use of Acutus’ Confidential Information (collectively, the “Acutus IP”) shall be the sole and exclusive property of Acutus. Biotectix hereby assigns, and agrees to assign to Acutus all right, title and interest in and to the Acutus IP. Acutus IP does not include Coated Products or methods or compositions for altering the surface of the Product (such as, for example, modification of the Product surface to improve adhesion of the Coating to the Product) conceived in the performance of this Agreement. Any Acutus IP shall be promptly identified by Biotectix in writing to Acutus and agreed by the parties, and a description of such Acutus IP shall be set forth in Attachment D.

(b)    all inventions and other subject matter (and all intellectual property rights therein regardless of whether patented) that is specific to the Coating or Coating Material or any coating or coating formulation, in each case without the Product, and conceived, by Biotectix, either alone or jointly with others, in the performance of this Agreement and conceived with use of Biotectix’ Confidential Information (collectively, the “Biotectix IP”) shall be the sole and exclusive property of Biotectix. Acutus hereby assigns, and agrees to assign to Biotectix all right, title and interest in and to the Biotectix IP. Biotectix IP does not include Coated Products or methods or compositions for altering the surface of the Product (such as, for example, modification of the Product surface to improve adhesion of the Coating to the Product) conceived in the performance of this Agreement.

(c)    The parties agree that all inventions and other subject matter (and all intellectual property rights therein regardless of whether patented) conceived by the parties in the performance of this Agreement, except for Acutus IP and Biotectix IP, shall be reviewed by the Patent Committee to determine ownership of the inventions (“Collaboration IP”). Prior to inclusion of any such inventions and other subject matter as within the scope of Collaboration IP, a description of such Collaboration IP shall be set forth in Attachment D, which the parties shall agree upon in good faith. The sole owner, if any, of Collaboration IP shall have the right to prosecute, maintain, enforce and defend such Collaboration IP. While ownership of Collaboration IP is being reviewed by the Patent Committee, the Patent Committee shall determine which party has the right to proceed with preparation of any patent application disclosing the invention as may reasonably be required to provide protection for such inventions. Each party shall have the right to review any such patent application within the Collaboration IP drafted by the other party on reasonable notice. If no consensus is reached by the Patent Committee regarding ownership of Collaboration IP within six (6) months after filing of the such application, such Collaboration IP shall be jointly owned by the parties (collectively, with any Collaboration IP that the Patent Committee determines to be jointly owned, the “Joint IP”). The parties shall each have non-exclusive rights to make, have made, use, sell, import and otherwise commercially exploit the Collaboration IP and Joint IP with no obligation to account to the other party, except as otherwise provided herein under this Section 2.f.ii(c) and Section 2.f.iii. Inventorship will be determined under U.S. patent law.

iii.    Patent Prosecution and Maintenance.

(a)    The parties agree that mutually acceptable patent counsel shall be retained at the mutual cost and expense of the parties to render an opinion as to the patentability of Joint IP and to prepare, file, and prosecute such Joint IP patent applications as may reasonably be required to provide protection for such inventions. Either party may choose at any time, upon written notice to the other, to forego any further expense of obtaining or maintaining a patent or patent application for Joint IP and will offer to assign its interest in such Joint IP to the other. If the prospective assignee party accepts such offer, thereafter (a) it shall at its own expense prepare, have executed by the other party, and record the necessary assignments, (b) it shall solely own and be solely responsible for obtaining and/or maintaining patents for such Joint IP, and (c) such patents shall cease to be Joint IP hereunder. Should either party choose to bring suit for infringement by a third party of any Joint IP, the party bringing suit shall provide ninety (90) days advance written notice to the other patty and shall have the right to join the other party as a party to the suit to the extent required by law. The party initiating suit shall bear all costs and expenses of such suit (including all costs and expenses of the other party should it be joined in the suit) and be entitled to any recovery therefrom.

(b)    Cooperation on IP Matters. The parties will assist and cooperate with each other as may reasonably be required to facilitate the prosecution, including the recordation of assignments, maintenance, enforcement, and defense of any patents or patent applications (including continuations, continuation-in-parts, divisionals, or equivalents thereof) directed to any invention s that are licensed or assigned from one party to the other party pursuant to this Agreement. ln addition, the parties hereby acknowledge that this Agreement qualifies as a “joint research agreement” as defined in 35 U.S.C. § 100(h) and agree that the parties will cooperate to take advantage of the “joint research agreement” provisions of 35 U.S.C. § 102(c), including by the filing of a terminal disclaimer as provided for in Manual of Patent Examining Procedure Section 717.02(c), if reasonably prudent or necessary during the filing and/or prosecution of a patent application that is subject to a license grant or assignment under this Agreement.

iv.    Third Party IP.

(a)    Biotectix represents and warrants that (i) it has received a worldwide non-exclusive sublicenseable license to the Licensed SurModics Patents from SurModics under the SurModics License to the patents owned by SurModics (listed in Attachment A) that are or may be relevant to or needed for the Coating Material, (ii) to its knowledge, the use of the Coating Material does not infringe any third party intellectual property, (iii) to its knowledge, the use of the Coating Material for manufacture of Coated Products does not infringe any third party intellectual property, (iv) to its knowledge, no additional licenses, permissions or releases of third party rights are necessary for Biotectix’s development of or Acutus’ production or distribution of the Coated Products and (v) to its knowledge, the Coated Products do not infringe any third party intellectual property.

(b)    In the event of termination of the SurModics License, Acutus’ rights hereunder will survive in accordance with the terms of the SurModics License and Acutus may license the SurModics Reagents under the same terms provided to Biotectix in the SurModics License with the following exceptions: (i) restriction of such license to the Field, Licensed Product, and Coated Product as defined in this Agreement; provided, however, that Acutus shall have the right, and a reasonable opportunity, to review a true and complete copy of the SurModics License to evaluate its terms before being bound by any terms therein, and shall have the right in its discretion to terminate the surviving sublicense to Acutus under any such terminated In-License Agreement. The parties agree that a termination of the SurModics License by Biotectix that would adversely affect Acutus’ rights hereunder, without Acutus’ prior written consent (which shall not be unreasonably withheld) shall be deemed a material breach of this Agreement by Biotectix. ln the event of termination of the SurModics License, Biotectix shall make any then-outstanding payments pursuant to the terms of the SurModics License, and thereafter Acutus may deduct from payments Acutus is required to make to Biotectix hereunder subsequent earned royalty payments made by Acutus to SurModics in respect of a surviving sublicense to Acutus, it being understood that the surviving sublicense to Acutus by Surmodics will be on the same terms as prior to the termination.

v.    Pre-existing IP. Each party retains ownership of its pre-existing intellectual property (as of the Effective Date), including patents, trade secrets, know- how, inventions, creations, designs, methods, software, techniques, processes, and other intellectual property and technical information. Except as expressly set forth herein, nothing in this Agreement shall be construed as granting either party any rights under or to any patents, know-how, or other rights of the other.

vi.    Grant-back Licenses.

(a)    Acutus agrees to grant and hereby grants Biotectix a non-cancelable, nonexclusive, fully paid-up, royalty-free worldwide license, with the right to sublicense, to make, have made for it, use, import, and sell coating formulations and coating processes disclosed in patent applications filed by Acutus that impermissibly disclose Biotectix’s Confidential Information that pertains to the Coating Materials or their manufacture or use. In addition to a license under this Paragraph 2.f.vi,

Biotectix shall have the right to seek any additional remedy at Jaw or in equity as a result of Acutus’ impermissible use or disclosure of the Coating Materials or coating processes disclosed to Acutus under this Agreement.

(b)    Biotectix agrees to grant and hereby grants Acutus a non-cancelable, nonexclusive, fully paid-up, royalty-free worldwide license, with the right to sublicense, to make, have made for it, use, import, and sell medical device products and processes disclosed in patent applications filed by Biotectix that impermissibly disclose Acutus’ Confidential Information that pertains to the Products or their manufacture or use. In addition to a license under this Paragraph 2.f.vi, Acutus shall have the right to seek any additional remedy at law or in equity as a result of Biotectix’s impermissible use or disclosure of the Products disclosed to Biotectix under this Agreement.

(c)    If the Patent Committee grants ownership to Acutus of any Collaboration IP, Acutus agrees to grant and hereby grants to Biotectix a non-cancelable, nonexclusive, fully paid-up, royalty-free worldwide license, with the right to sublicense, to make, have made for it, use, import, and sell the invention under any such Collaboration IP.

(d)    If the Patent Committee grants ownership to Biotectix of any Collaboration IP, Biotectix agrees to grant and hereby grants to Acutus a non-cancelable, nonexclusive, fully pa id-up, royalty-free worldwide license, with the right to sublicense, to make, have made for it, use, import, and sell the invention under any such Collaboration IP.

(e)    Acutus agrees to grant and hereby grants Biotectix a non-cancelable, non-exclusive, fully paid-up, royalty-free worldwide license, with the right to sublicense, to make, have mad for it, use, import, and sell inventions under its interest in any Joint IP and Acutus IP.

(f)    Biotectix agrees to grant and hereby grants Acutus a non-cancelable, non-exclusive, fully paid-up, royalty-free worldwide license, with the right to sublicense, to make, have made for it, use, import, and sell inventions under its interest in any Joint IP and Biotectix IP.

g.    Patent Committee.

i.    The parties hereby establish a joint “Patent Committee” which will be responsible for coordinating intellectual property issues ·with respect to Joint IP.

ii.    Membership. The Patent Committee shall be comprised of at least one (1) representative of each party, and the Patent Committee shall be comprised of an equal number of representatives of each party. Each party may replace its

Patent Committee representative at any time, upon written notice to the other party.

iii.    Responsibilities. The Patent Committee shall have the following responsibilities with respect to Joint IP:

(a)    Discuss, at a general level, intellectual property issues relating to each party’s respective patent rights;

(b)    Discuss whether to file patent applications or maintain inventions as trade secrets, and whether the filing of Joint IP must be coordinated with the filing of Acutus IP or Biotectix IP (e.g., same filing date for patentably indistinct inventions; consolidating patent applications for foreign filing to avoid prior art issues between patentably indistinct inventions);

(c)    Review draft patent applications and discuss, as necessary, other material filings or responses to be made with any patent authorities;

(d)    Address patent prosecution issues;

(e)    Determine the form of the patent reports that the parties will deliver to each other pursuant to Paragraph 2.g.iv; and

(f)    Review intellectual property issues relating to publications resulting from research and development activities under this Agreement.

iv.    Patent Reports. At the end of each calendar year during the term of this Agreement, the Patent Committee shall prepare a report, in form and substance to be determined by the Patent Committee, identifying the patent applications comprising Joint IP, Biotectix Technology, or Acutus Technology that were filed during the preceding calendar year and the prosecution status of all previously-filed patent applications comprising Joint IP, Biotectix Technology, or Acutus Technology.

v.    Meetings. The Patent Committee shall meet in-person or by telephone or video conference on a quarterly basis or as otherwise agreed in writing. Additional meetings of the Patent Committee shall be on an as-needed basis. Members of the Patent Committee may participate in and vote at meetings, in person, by telephone or by video conference and may vote at meetings by proxy. With prior notice, additional employees of either party may be permitted to attend Patent Committee meetings, unless the other party reasonably objects to such attendance, provided that such participants shall have no voting authority.

vi.    Decision-Making. All decisions of the Patent Committee shall be made by unanimous consent, and the decisions shall be reduced to writing. Each member of the Patent Committee shall have one (l) vote on all matters brought before the Patent Committee. In the event the Patent Committee is unable to reach agreement on a matter within the Patent Committee’s authority, then an officer from each party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute. The status quo shall be maintained until the dispute has been resolved; provided, however, that the parties shall collaborate in good faith to resolve any disputes to ensure that filing, prosecution and maintenance deadlines are not missed and provided further, if maintaining the status quo would result in the loss of existing patent rights, then the patent rights should be maintained until the dispute has been resolved. Notwithstanding anything herein to the contrary, the Patent Committee shall have no authority to make any decision that amends, contradicts, violates, interprets or waives compliance with any provision of this Agreement.

3.    Phase 2: Commercial Sales Stage.

a.    Upon Acutus’ request for initiating commercial sales, which it may request no later than one (1) year after the Effective Date, the commercial sales stage (“Commercial Sales Stage”) will commence. During the Commercial Sales Stage or earlier if Acutus requests the Transfer Service s during the Development and Pre-approval Stage, Biotectix will transfer the process for producing Coated Products developed under this Agreement and Acutus will pay to Biotectix a royalty based on sales of Coated Products. Biotectix will supply to Acutus the Coating Material s for the production of Coated Products.

b.    Supply.

i.    For the Commercial Sales Stage, Acutus will provide forecasts covering four (4) quarters for amounts of Coating Materials and the immediate three (3) quarters will be binding on Acutus.

ii.    In the event Acutus does not purchase sufficient amounts of Coating Materials to meet its binding portion of the forecast for a given quarter, it shall have the option of satisfying its obligation by paying to Biotectix $[***] for such quarter.

iii.    Biotectix will fulfill purchase orders for Coating Materials for amounts of Coating Material up to [***]% of the amounts specified in the binding portion of the forecast and use commercially reasonable efforts to accept all other orders for Coating Materials. Acutus shall issue orders for Coating Material from time to time during the Term pursuant to a written purchase order on its standard form and shall provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by Acutus and Biotectix, provided that the maximum lead time from Acutus’ requested delivery date shall not exceed thirty (30) days unless Acutus otherwise expressly agrees in writing. Biotectix shall accept and fill the purchase orders that have been issued by Acutus in compliance with this Paragraph iii. Biotectix shall notify Acutus within ten (10) days after receiving a purchase order if there is any reason why it cannot accept such purchase order. In the event Biotectix does not so notify

Acutus within such ten (10) day period, then such purchase order shall be deemed accepted.

iv.    The Coating Materials shall conform with the specifications contained in (i) master files submitted by Biotectix or SurModics to the FDA and maintained by Biotectix or SurModics for purposes of premarket approval of medical devices and (ii) Biotectix product specification files (collectively, the “Coating Material Specifications”). In the event of a Supply Failure by Biotectix and to the extent the Coating Materials contain a SurModics Reagent and Biotectix has provided written notice thereof, Biotectix shall request from SurModics the right to grant a sublicense to Acutus which includes the right for Acutus to “have made” Licensed Products or Coated Products and to make such Coating Materials under the SurModics Agreement. If SurModics consents to the grant of such sublicense, Biotectix shall, only at Acutus’ advance written request, grant such sublicense and provide technology transfer for manufacture of the Coating Materials using the SurModics Reagent as provided in this paragraph. In the event of a Supply Failure by Biotectix and to the extent the Coating Materials do not contain a SurModics Reagent, Biotectix shall grant to Acutus a right to make the Coating Materials and provide technology transfer for manufacture of the Coating Materials as provided in this paragraph. Technology transfer for manufacture of the Coating Materials includes (i) identifying qualified manufacturers of products and relevant components; (ii) using commercially reasonable efforts to assist Acutus in securing supply terms for raw materials that are similar to the terms in Biotectix’s agreements with its suppliers of raw materials; (iii) transferring all materials, documentation, and equipment necessary to manufacture such Coating Material as soon as possible; (iv) reasonably cooperating with and assisting Acutus as may be reasonably necessary or desirable in order to enable Acutus to understand and implement the Biotectix Technology for manufacture of the Coating Material; (v) making reasonably available Biotectix personnel with expertise in manufacturing of such Coating Material to answer Acutus’ questions related to such Coating Material; and (vi) otherwise diligently cooperating with Acutus without charge as reasonably necessary to enable Acutus to exercise its rights under the Coating Material License.

v.    In the event of (i) such a Supply Failure of Coating Materials that contain a SurModics Reagent by Biotectix during the Commercial Sales Stage and (ii) Biotectix grants to Acutus the sublicense right to make Coating Materials containing a SurModics Reagent and (iii) Acutus requests technology transfer for the manufacture of such Coating Materials that includes the use of the SurModics Reagent, Acutus agrees that SurModics shall be Acutus’ sole source for the SurModics Reagents in the Coatings Materials; provided that (i) SurModics Reagents are available for purchase by Acutus at the same prices that SurModics ordinarily offers to its other clients for equivalent volume consumption as evidenced by the most current annual price list which SurModics provides to its clients, which list SurModics or Biotectix will provide to Acutus no later than thirty (30) days after the beginning of each calendar year thereafter, (ii)

SurModics can demonstrate that the SurModics Reagents meet or exceed the technical performance of non-SurModics photoreactive components and anionic photoreactive crosslinking agents that Acutus evaluates in coatings that Acutus desires to commercialize with Products as evidenced by performance data that meets or exceeds performance data provided by Acutus to SurModics, and (iii) SurModics is not in breach of the SurModics Agreement. The parties acknowledge and agree that Acutus’ sourcing commitment hereunder (i) is material to Biotectix’s payment obligations under the SurModics Agreement, and (ii) shall not affect, diminish, or limit the license rights granted to Acutus. Accordingly, if after the grant of the foregoing sublicense and the technology transfer of manufacture of Coating Materials that includes the use of the SurModics Reagent, Acutus licenses, leases, sells, or otherwise commercially uses a SurModics Reagent which are not purchased from SurModics to make Coating Materials for use with Products in breach of the foregoing sole-sourcing requirement, then Acutus shall pay SurModics a one-time license fee of $[***] due for the respective calendar quarter in which Acutus licenses, leases, sells, or otherwise uses SurModics Reagents which are not purchased from SurModics as components in Coatings for Products.

vi.    Acutus shall pay Biotectix for Coating Materials on a per unit basis as follows for the calendar year 2015:

Coating Material Description	Price per Unit
1 liter Solution A, 10 ml Solution B	$	[***	]
500 liter Solution A, 5 ml Solution B	$	[***	]
100 liter Solution A, 1 ml Solution B	$	[***	]

After 2015, Acutus shall pay Biotectix for Coating Materials at the same prices that Biotectix ordinarily offers to its other clients for equivalent volume consumption as evidenced by the most current annual price list which Biotectix provides to its clients, which list Biotectix will provide to Acutus no later than thirty (30) days after the beginning of each calendar year thereafter; provided that such pricing shall be fixed for each calendar year and shall not exceed the greater of: (a) [***] ([***]%) of the pricing for the preceding calendar year; and (b) the price for Coating Material as adjusted for the increased actual cost to Biotectix for the raw materials in the Coating Material

vii.    Delivery. Biotectix will ship Coating Materials per Acutus’ written instructions for shipment F.O.B. Biotectix’s facility in accordance with standard commercial practices. Risk of loss for the Coating Materials shall pass to Acutus when Coating Materials are delivered to a reputable carrier of Acutus’ choice (or other reputable carrier if not specified by Acutus), at Biotectix’s facility.

viii.    Delivery Dates. Biotectix shall use commercially reasonable efforts to meet all delivery dates requested by Acutus. If Biotectix determines that it will not be able to meet a delivery date, Biotectix will promptly notify Acutus and specify an alternate delivery date and the parties shall discuss the possibility of implementing reasonable mechanisms intended to reduce the possibility and effects of any failure to supply. Additionally, in order to assure continuity of supply, Biotectix agrees to, at the request of Acutus, discuss in good faith the qualification of a backup facility and/or manufacturer for the Coating Materials.

c.    Coating Technology Transfer.

i.    At Acutus’ request, Biotectix shall perform transfer services (“Transfer Services”) to transfer to Acutus or its designee all documentation, samples, and other materials and information reasonably necessary to enable Acutus to manufacture the Coated Product in its control and exercise the rights and licenses granted to Acutus hereunder (the “Coating Technology”). For clarity, (a) the Coating Technology does not include the chemical composition for the Coating Material or the SurModics Reagents, and Transfer Services do not include transfer of manufacture of the Coating Material or the SurModics Reagents to Acutus or its designee and (b) Acutus may request and Biotectix shall perform Transfer Services at any time during the Term.

ii.    The Transfer Services shall include:

(a)    Transfer of all documentation of the Coating Technology to Acutus; and

(b)    Training of Acutus personnel in the use of the Coating Technology at the facility of Acutus or its designee as may be reasonably necessary to manufacture the Product.

iii.    Coating Transfer Fee. “Coating Transfer Fee” means [***] ($[***]). The Coating Transfer Fee covers (i) 200 hours of labor in performance of the Transfer Services at a rate of $[***]/hour (“Transfer Services Labor Rate”) and (ii) Coating Material for performance of the Transfer Services. If less than 200 hours of Transfer Services are performed by Biotectix, Biotectix shall refund to Acutus an amount equal to the unused Transfer Services hours at the Transfer Services Labor Rate. If, upon mutual agreement, Biotectix performs Transfer Services that exceed 200 hours of labor, Acutus shall pay for such additional Transfer Services hours performed at the Transfer Services Labor Rate, invoiced monthly. For clarity, Acutus will provide the Flexes for producing the Coated Products. The Coating Transfer Fee shall be paid within thirty (30) days after Transfer Acceptance. “Transfer Acceptance” means the manufacture by Acutus of ten (10) Flexes that are acceptable for commercial production. Except with respect to any Coating Materials as specified above, Acutus shall reimburse Biotectix for actual reasonable, documented costs incurred by Biotectix in performing the Transfer Services to the extent approved in advance by Acutus in writing.

d.    License.

i.    Grant. Subject to payment of the License Initiation Fee by Acutus, Biotectix grants to Acutus, a royalty-bearing, worldwide license to make, have made by a Manufacturer subject to paragraph 3.g below, use, offer to sell, sell, and import Licensed Products under Licensed Patents and a royalty-bearing, worldwide license to use (a) SurModics Reagents as components in Coatings for Licensed Products and Coated Products (b) the Coating Materials in Coatings for Licensed Products and Coated Products (“Commercial License”). The license granted herein is expressly limited to the Licensed Products and Coated Products defined herein and does not include the right to sublicense except as set forth in Paragraph 3.f, and in Paragraph 3.g below with respect to a Manufacturer. All licenses granted by Biotectix to Acutus under this Agreement are non-exclusive. “License Initiation Fee” means [***] ($[***]).

ii.    Retained Rights. Subject to the limited license granted herein, Biotectix and/or SurModics shall retain all rights to the Licensed Patents.

iii.    Manufacturing Locations. Acutus shall notify Biotectix in advance and in writing of the location of the production of a Licensed Product or Coated Product or any new location to be used for the production of a Licensed Product or Coated Product.

iv.    Compelled Licenses. If any governmental agency in a jurisdiction materially alters, hinders, or prevents enforcement of the terms or provisions of any license granted by a party herein, such party may, at its sole discretion, immediately terminate that license with respect to such jurisdiction.

v.    Manufacturer using SurModics Reagents. To the extent Acutus intends to transfer SurModics Reagents or Coating Materials containing SurModics Reagents to a Manufacturer, Acutus shall provide advance written notice to SurModics of each prospective Manufacturer prior to the transfer of any SurModics Reagent or Coating Material containing SurModics Reagents to such Manufacturer. The Manufacturer’s right of manufacture using any SurModics Reagent or Coating Material containing SurModics Reagents under this Agreement shall not be effective unless and until a “Manufacturer’s Agreement” in a form similar to Attachment C hereto has been signed by Manufacturer, delivered to SurModics, and signed by SurModics. Acutus shall limit its disclosure of SurModics’ Confidential Information to Manufacturer on a need-to-know basis. To the extent a Manufacturer uses the SurModics Reagents or Coating Materials containing SurModics Reagents, Acutus shall be responsible for and hereby guarantees the performance to SurModics by each Manufacturer of all of the applicable obligations herein. The Manufacturer’s right to manufacture Licensed Product and Coated Product shall terminate automatically and without notice upon the earlier of (i) such time as the separate agreement between Acutus and the Manufacturer expires or is terminated, and (ii) the date of termination of this Agreement.

e.    Royalties, Milestones and other Revenue.

i.    Commencing upon the first commercial sale of the first Licensed Product or Coated Product, Acutus shall pay to Biotectix on a semiannual basis the following royalties on Net Sales during the Term:

Cumulative Net Sales	Covered Territories		Other Territories
< $25 million	[	***]%	[	***]%
≥ $25 million	[	***]%

ii.    The applicable territory for a given Net Sale of a Licensed Product or Coated Product shall be the territory of intended use of the Licensed Product or Coated Product.

iii.    “Covered Territories “ means those countries where the making, using, importing, selling or offering for sale of the Licensed Product would constitute, but for the license granted to Acutus pursuant to this Agreement, infringement of a Valid Claim in the country of intended use of the Licensed Product.

iv.    “Other Territory” means all countries other than Covered Territories. For clarity, Net Sales in Other Territories are those Net Sales of Coated Products that are not Licensed Products in the country of intended use.

v.    Minimum Royalties. Commencing upon the first commercial sale of the first Licensed Product or Coated Product, Acutus shall pay an annual minimum royalty of $[***] per year. (“Minimum Royalties”). Acutus’ payments received by Biotectix under Paragraph 3.e of this Agreement shall be fully creditable in the aggregate against Acutus’ annual Minimum Royalty obligation on a one time basis corresponding to the same annum in which Acutus’ respective payment obligation under Paragraph 3.e accrued. No payment, credit, or amount from one calendar annum shall transfer or be available against Acutus’ annual Minimum Royalty obligation for any other calendar annum.

vi.    Royalty Stacking. If Acutus or any sublicensee makes payments to one or more third parties for rights to intellectual property or technology relating to the manufacture, use or sale of the Coating Material in order to make, use, or commercialize any Licensed Product, Acutus may offset such third party payments against any royalty payments that are due to Biotectix; provided, however, that the royalty payments to Biotectix will not be reduced to a rate of less than 50% of the amount that would otherwise have been payable.

vii.    Milestone Payment. Acutus will pay Biotectix five hundred thousand ($500,000) after Acutus achieves [***] ($[***]) in cumulative Net Sales. Such payment shall be made in two equal,

consecutive semiannual payments beginning on the first date royalty payments are due hereunder after such achievement of cumulative Net Sales.

f.    Right to Grant Sublicenses. The license granted to Acutus in Paragraph 3.d includes the right to grant and authorize sublicenses to third parties to offer to sell, sell, use or import Licensed Products and Coated Products without payment of any consideration for the grant of such sublicense; provided, however, that (i) each sublicense granted by Acutus shall be subject and subordinate to the applicable terms and conditions of this Agreement, and (ii) Acutus shall remain responsible for all payments due Biotectix hereunder. Acutus shall provide Biotectix with ·written notice and a copy of each sublicense, which may be redacted by Acutus (only to the extent that the redactions do not impact SurModics ability to determine the sufficiency of payments received from Biotectix for any Acutus sublicense), promptly after each sublicense is signed on behalf of Acutus and the sublicensee, and such copy shall be provided to SurModics by Biotectix to the extent such sublicense includes a right to use SurModics Reagents.

g.    Right to Grant Manufacturing Rights. The license granted to Acutus in Paragraph 3.d includes the right to have-made by a Manufacturer and to use Coating Materials containing SurModics Reagents to make Licensed Products and Coated Products without payment of any consideration for the grant of such manufacturing right; provided, however, that (i) each manufacturing right granted by Acutus shall be subject and subordinate to the applicable terms and conditions of this Agreement, and (ii) Acutus shall remain responsible for all payments due Biotectix hereunder. Acutus shall not grant a manufacturing right under this Agreement to use SurModics Reagents to make Licensed Products to any third party that is listed in Attachment B. For clarity, the license granted to Acutus in Paragraph 3.d shall not include the right to grant and authorize sublicenses to third parties to make, have made, offer to sell, sell, or import Coating Materials or SurModics Reagents.

4.    Royalty Payments, Reports, Records.

a.    Quarterly Royalty Payments and Reports, Annual Forecasts. During the term of this Agreement, and for the license granted under Paragraph 3.d, Acutus will make quarterly written reports and payments to Biotectix within thirty (30) days after the last day of each calendar quarter ending March 31, June 30, September 30, and December 31. Such quarterly written reports shall include an itemized account of Net Sales of Licensed Product and Coated Product, as well as an account by product tradename (or model description), and product code (or model number), of (i) unit volumes of such Licensed Product or Coated Product sales made by or on behalf of Acutus or its sublicensee, (ii) the applicable royalty, (iii) the permitted deductions from sales of Licensed Product or Coated Product set forth in the definition of Net Sales in Paragraph 1, and (iv) Net Sales. Each such report shall also include corrections of error in prior royalty payments, data, and calculations used by Acutus to determine such payments for the respective Licensed Product or Coated Product. Each report shall be accompanied by payment in full of the royalty due Biotectix for that quarter. The December 31 quarterly report shall also include a nonbinding summary forecast of projected sales of Licensed Products or Coated Products and a nonbinding forecast of Coating Material usage for the next calendar year. Reports provided to Biotectix under this Paragraph 4.a shall be considered Confidential Information of Acutus and not Biotectix.

b.    Records. Acutus will maintain, for a period of five (5) years following each sale of Licensed Product or Coated Product, true and accurate records supporting the reports and payments made under this Agreement.

c.    Report Confirmations. Within thirty (30) days of Biotectix’s written request, Acutus will provide written confirmation to Biotectix that Acutus’ royalty and payment reports (under Paragraph 4.a above), to Biotectix for each of the four calendar quarters that immediately precede Biotectix’s written request, include and report all Net Sales for the applicable reporting periods. Acutus’ written confirmation to Biotectix will be signed by a representative of Acutus who has oversight, control, and responsibility within Acutus’ organization for identifying, recording, and reporting sales of Licensed Products or Coated Products to Biotectix. Acutus will not be required to provide such written confirmation to Biotectix more than once per calendar year.

d.    Audits. Biotectix shall have the right to carry out an audit of such records no more than once per calendar year by an independent certified public accountant of its choice. During Acutus’ normal office hours, such accountant shall have reasonable access to Acutus’ offices and the relevant records, files and books of account, and such accountant shall have the right to examine manufacturing records, sales records, and any other records reasonably necessary to determine the accuracy of the calculations provided by Acutus under Paragraphs 3.e and 4.a. The accountant shall be required to sign a suitable confidentiality agreement reasonably acceptable to Acutus prior to conducting such audit. Such audit shall be at Biotectix’s expense except that if an underpayment error is found for any twelve month period that exceeds 5% of the payment made to Biotectix for that period, then Acutus will bear the cost of such audit.

e.    Currency. All payments on Net Sales of each Licensed Product or Coated Product to be paid to Biotectix by Acutus under this Agreement shall be paid in U.S. Dollars to Biotectix in the United States. For the purpose of calculating earned royalties on Net Sales outside the United States for any calendar quarter, Acutus shall utilize the rate of exchange on the last business day of that calendar quarter as quoted in either the Wall Street Journal or at www.oanda.com.

f.    Taxes. Any sum required under U.S. tax laws (or the tax laws of any other government), to be withheld by Acutus from payment for the account of Biotectix shall be promptly paid by Acutus for and on behalf of Biotectix to the appropriate tax authorities. Acutus shall furnish Biotectix with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable Biotectix to support a claim for income tax credit in respect to any sum so withheld.

g.    Late Payments. If any amount owing Biotectix is not paid when due, each unpaid amount shall bear interest after its due date at the rate of one and one-half percent (1.5%) per month or the highest rate permissible under applicable law, whichever is lower. Biotectix shall be entitled to recover all of its costs and expenses incurred in any action to collect amounts owing, including attorneys’ fees.

5.    Confidential Information.

a.    “Confidential Information” means all information of a confidential or proprietary nature which is disclosed by or on behalf of the disclosing party to the receiving party during the term of this Agreement. Confidential Information shall not include information that:

i.    at the time of its disclosure to the receiving party is available to the public; or

ii.    after disclosure becomes available to the public through no fault of the receiving party; or

iii.    the receiving party can show was in its possession without direct or indirect confidentiality obligations to the disclosing party at the time of disclosure to it by the other; or

iv.    the receiving party can show was received by it from a third party without breach of a confidentiality obligation to the disclosing party.

An individual feature of Confidential Information shall not be deemed to be within any of the specified exceptions merely because it is embraced by more general information in such exception. In addition, any combination of features shall not be deemed to be within any of the specified exceptions merely because individual features are in such exception, but only if the combination itself and its principle of operation are in such exception.

b.    Disclosures and Publications. The parties may disclose the existence of this Agreement to any of their prospective or existing customers for whom the party is developing a Licensed Product, Coated Product, or a Coating for use in connection with a Licensed Product or Coated Product, or to any of their investors; provided, however, that any such customers or investors shall be bound by a written agreement containing confidentiality obligations no less restrictive than those set forth in this Agreement. A copy of this Agreement and any amendments thereto shall be provided to SurModics promptly after execution of this Agreement or such amendments. Neither party shall issue a press release or make any similar public announcement regarding this Agreement without the other party’s prior written consent to the specific language and intended distribution of such press release or announcement.

c.    Patent Filings. Neither party shall file any patent applications that disclose the: disclosing party’s Confidential Information or the use of such Confidential Information (either alone or in combination with other technology) without the prior written approval of the disclosing party.

d.    Compelled Disclosures. If the receiving party is compelled by application of law or legal process to divulge Confidential Information of the disclosing party, the receiving patty shall provide the disclosing party with advance written notice before divulging the information and assist the disclosing party to seek a protective order or employ other means to preserve the confidential nature of that information.

e.    Term of Confidentiality. During the term of this Agreement, the receiving party agrees that it will not (i) use Confidential Information of the disclosing party for any purpose other than to perform its obligations or exercise its rights in accordance with this Agreement, or (ii) disclose Confidential Information of the disclosing party to any third party without the advance written approval of the disclosing party. The obligations of confidentiality herein shall remain in force and effect until such time that the Confidential Information disclosed hereunder is publicly disclosed and becomes a part of the public domain other than through acts or omissions of the receiving party.

f.    Prior Obligations of Confidentiality. As of the Effective Date, this Agreement supersedes any prior secrecy or confidential disclosure agreements, and all disclosures under the prior secrecy or confidential disclosure agreements shall be subject to the terms of this Agreement.

6.    Acutus Representations and Covenants.

a.    Coating Evaluations. Without limiting Acutus’ right to market and sell Licensed Products and Coated Products, Acutus may provide coated samples that include a Coating to third parties for research and development pw-poses only so long as Acutus and the third party are parties to a signed written agreement that includes obligations of confidentiality consistent with the terms of this Agreement.

b.    Coating Materials. Except as provided in paragraphs 3.b.iv, 6.h and 7.c, Acutus shall not provide Coating Materials to third parties, shall not resell Coating Materials, and shall not reverse engineer or otherwise analyze the Coating Materials, SurModics Reagents or any other Biotectix confidential formulations provided under this Agreement to determine their chemical composition. The restrictions in this paragraph 6.b do not apply to coated samples that include a Coating; Restrictions on the coated samples that include the Coating are specified in paragraph 6.a.

c.    Safety, Efficacy, and Service Limitations. Except as provided in Paragraphs 7, 12, 13, and 22.c, Acutus shall be solely responsible for the design, safety, and efficacy of all Coated Products and Licensed Products. Further, Acutus acknowledges the following limitations with respect to the services provided by Biotectix under this Agreement:

i.    Biotectix will not package Coated Product for final sale by Acutus.

ii.    Biotectix will not assemble Coated Product to create a complete medical product or Licensed Product.

d.    Inspection. Acutus shall inspect all shipments of Coated Products provided by Biotectix within ten (10) days after receipt and shall notify Biotectix in writing of any shortages or other failures to conform with this Agreement that are reasonably discoverable at that time, except as provided in Paragraph 2.b.

e.    Sterilization and Testing. Acutus shall have responsibility for sterilizing Licensed Product or Coated Product that incorporates Coating Materials and conducting quality control testing and performance testing, to the extent required by applicable law.

f.    Compliance. Acutus represents and warrants to Biotectix that Acutus will use, transport, and dispose of Coating Materials in a manner that is in full compliance with all applicable laws and regulations, specifically including regulatory and export/import laws and specific to the country or countries in which such products are sold and/or used; provided that Biotectix shall provide its reasonable assistance therewith as reasonably requested by Acutus.

g.    Insurance. Acutus represents and warrants to Biotectix that Acutus (i) has in place an effective insurance program in a form reasonably sufficient to cover any foreseeable product liability claim or claims arising out of the use, transport, or disposal of Coating Material, Coated Product, or Licensed Product and (ii) will provide Biotectix with a certificate of such insurance upon Biotectix’s request.

h.    Notice of Nonconformance. Acutus shall inspect the Coating Materials received from Biotectix within thirty (30) days after its receipt thereof. If, upon such inspection, Acutus believes that Coating Materials do not conform to the Coating Material Specifications, Acutus shall notify Biotectix within such thirty (30) days after receipt of Coating Materials. No claim for non-conformance of the Coating Materials shall be honored if Acutus fails to notify Biotectix within that thirty-day period of such non-conformance. Notwithstanding the foregoing, Acutus shall have an ongoing right to reject any Coating Materials after such thirty day period for defects that would not have been readily discoverable from a reasonable inspection or review of the Coating Materials, including any defect determined in accordance with Paragraph 7.c, provided that Acutus notifies Biotectix within fifteen (15) business days after discovery of such defect and the defect occurs within the Shelf Life period specified for the Coating Material. In the event Acutus wishes to reject Coating Materials, Acutus shall send Biotectix a sample of the alleged nonconforming Coating Materials. Subject to the foregoing, Acutus has the right to reject any portion of any shipment that does not conform to the Coating Material Specifications (without invalidating the remainder of the order), provided that such nonconformance was not the direct result of specific written instructions and/or material supplied by Acutus to Biotectix. If Biotectix does not agree with Acutus’ determination regarding non-conformance of the Coating Materials, then after reasonable efforts to resolve the disagreement (but in all cases, within thirty (30) days of Acutus providing notice of rejection), the dispute shall be submitted for determination by an independent laboratory/expert mutually selected by the parties and the decision of such independent laboratory/expert shall be final and binding on the parties with respect to whether there was non-conformance. Biotectix shall provide the independent laboratory/expert access to the Coating Material Specifications, provided that such independent laboratory/expert shall not provide such Coating Material Specifications to Acutus, provide information regarding the chemical composition of the

Coating Material to Acutus, or provide information regarding the chemical composition of the SurModics Reagents to Acutus or Biotectix. The costs of the independent laboratory/expert’s fees and the prevailing party’s out-of-pocket costs incurred in connection with the independent laboratory/expert’ s decision shall be borne by the party against whom the independent laboratory/expert’s decision is given.

i.    Reports. Acutus will provide periodic feedback to Biotectix with respect to the coating performance of Coating Material s used in any human clinical trials, provided that such feedback shall be the Confidential Information of Acutus and not Biotectix.

7.    Biotectix’s Representations and Covenants.

a.    Coating Materials. The Coating Materials produced by Biotectix and used to coat Product for Acutus shall be traceable, unexpired, and meet the Coating Material Specifications.

b.    Coating Material Quality. If Biotectix confirms by way of an analysis, audit, or customer complaint that the quality of a proprietary reagent used to coat Product is in question with respect to safety, performance, reliability, or appearance, then Biotectix shall promptly notify Acutus.

c.    Analysis. If Acutus determines that the coated portion of Licensed Products does not meet Acutus’ specifications for the Licensed Products (“Licensed Product Specifications”), Biotectix shall provide technical help and such other assistance as may reasonably be necessary to investigate the reasons the coated portion of Licensed Product docs not meet the Licensed Product Specifications. Biotectix shall implement any corrective and preventative actions proposed by Acutus within thirty (30) days following submission thereof to Biotectix. If a dispute exists as to whether the coated portion of the Licensed Product fails to meet the Licensed Product Specifications and/or which party is responsible for the defect, the parties shall appoint an independent laboratory/expert to conduct an independent root cause analysis. Biotectix shall provide the independent laboratory/expert access to the Coating Material Specifications, provided that such independent laboratory/expert shall not provide such Coating Material Specifications to Acutus or provide information regarding the chemical composition of the Coating Material to Acutus, or provide information regarding the chemical composition of the SurModics Reagents to Acutus or Biotectix. The parties agree to be bound by the independent laboratory/expert’s ruling and to retrospectively share the cost for such analysis between them proportionate to the independent laboratory/expert’s determination of each party’s share of responsibility for such defect, if any. The parties shall share the cost of any corrective and preventative actions equal to the share of responsibility of the parties determined in accordance with the foregoing. Biotectix will only be responsible for the defect if its Coating Material was used to coat the Licensed Product within the specified Shelf Life of the Coating Material, and the defect resulted from non-compliance with the Coating Material Specifications as determined by analysis of the Coating Material by the independent laboratory/expert within the specified Shelf Life of the Coating Material.

d.    Notice of Changes during Phase 2. Biotectix shall notify Acutus of any proposed material changes to Coating Material or coating procedures, including any change that would likely affect the biocompatibility, adhesion, or electrical properties of the coating component of Licensed Products or the regulatory approvals applied for or obtained by Acutus for such Licensed Products. Biotectix shall notify Acutus at least sixty (60) days prior to such actions and shall not make any such change without the prior written consent of Acutus, which consent shall not be unreasonably withheld, conditioned, or delayed.

e.    Coating Materials Warranties. Biotectix represents and warrants to Acutus that the Coating Material will conform to the Coating Material Specifications and that Biotectix shall not modify the Coating Material Specifications without the advance written consent of Acutus. If the Coating Material does not conform to the Coating Material Specifications, as determined in accordance with Paragraph 6.h, then Biotectix will either (i) credit the price payable under this Agreement for the quantity of Coating Material that fails to meet the Coating Material Specifications, or at Acutus’ request, (ii) promptly provide replacement Coating Material at no additional charge to Acutus.

f.    Performance. Biotectix represents and warrants to Acutus that Biotectix’ performance of its obligations under this Agreement will not result in a material violation or breach of any contract between Biotectix and a third party. Biotectix shall not assign, delegate, or subcontract any of its obligations hereunder without the prior written approval of Acutus which shall not be unreasonably withheld. Any such approval shall not relieve Biotectix of its obligations under this Agreement, and Biotectix shall be and remain responsible for the activities of all of its subcontractors under this Agreement as if such activities were conducted by Biotectix itself.

8.    Termination.

a.    Acutus’ Right to Terminate for Convenience & Without Cause. Acutus shall have the right to terminate this Agreement upon nine (9) months advance written notice. Upon termination of this Agreement, Acutus shall have no further rights under Licensed Patents and Biotectix Technology. Notwithstanding the foregoing, Acutus shall be allowed to sell any inventory of Licensed Products or Coated Products existing at the time of termination for a period of six (6) months thereafter, provided Acutus accounts for such sales of inventory and pays Biotectix the appropriate royalty for such sales as set out in Paragraph 3.e of this Agreement.

b.    Termination for Cause. In the event either party materially breaches this Agreement, the other party shall have the right to terminate this Agreement if the breaching party fails to cure such material breach within sixty (60) days from receiving the other party’s written notice describing the alleged material breach, provided that if the breaching party disputes such breach in good faith by providing written notice to the other party during such sixty (60) day period, the other party shall not have the right to terminate this Agreement unless and until it has been determined in accordance with the dispute resolution mechanisms under the Agreement that the breaching party materially breached the Agreement, and the breaching party fails to cure such material breach with sixty (60) days thereafter.

c.    Termination upon a Change of Control. In the event of a Change of Control of a party and such party terminates this Agreement within nine (9) months of such Change of Control, such party shall pay $250,000 to the other party.

d.    Change to Course of Business. Either party may terminate this Agreement if the other party hereto is involved in insolvency, dissolution, bankruptcy or receivers hip proceedings affecting the operation of its business; provided that such proceedings have not been dismissed within ninety (90) days.

e.    Termination of All Licenses. In the event that all licenses granted herein are terminated, Biotectix shall have the right to terminate this Agreement in its entirety upon written notice.

f.    Supply if Biotectix Terminates. In the event of termination of this Agreement by Biotectix after payment of the Coating Transfer Fee, for a period of nine (9) months after such termination, Biotectix shall fulfill any orders of Coating Materials placed by Acutus that do not exceed the amounts of Coating Materials forecasted in the forecast(s) last provided by Acutus, and its sublicensees covering such nine (9) month period.

g.    Term. The term of the Agreement shall commence on the Effective Date and expire upon the expiration of the last-to-expire patent within the Licensed Patents, unless earlier terminated hereunder (“Term”). Upon the expiration, but not the earlier termination, of this Agreement, the rights licenses granted to Acutus hereunder shall become fully-paid and irrevocable.

9.    Surviving Rights and Obligations.

a.    Surviving Terms. Upon any termination or expiration of this Agreement or any of the licenses granted herein, the following rights and obligations shall continue to the degree necessary to effectuate the terms of this Agreement:

i.    Biotectix’s right to receive and Acutus’ obligation to pay milestones and royalties on Net Sales made during the Term to Biotectix as set forth in Paragraph 3.e;

ii.    Acutus’ obligation to maintain records under Paragraph 4.b and Biotectix’s right to audit under Paragraph 4.d, including with respect to royalties under Paragraph 3.e, and sales made and to be made under Paragraph 3;

iii.    Any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party;

iv.    The parties’ obligations to maintain confidentiality under Paragraph 5;

v.    The parties’ rights and obligations under Paragraphs 2.f, 4.g, 6.b, 8.c, 8.g, 8.f, and 9-25; and

vi.    Except with respect to the grant of a sublicense to Manufacturers, sublicenses granted to Acutus’ sublicensees shall survive if (i) the relevant sublicensee agrees in writing to be bound by the terms of this Agreement as such terms apply to such sublicensee (in which event such sublicensee shall be deemed a direct licensee of Biotectix), and (ii) Biotectix approves the survival of the respective sublicense at the time of termination of this Agreement, which approval shall not be unreasonably withheld; provided that such sublicensee shall only be responsible for any payments that become due as a result solely of such sublicensee’s activities after the effective date of any such termination.

b.    Return of Confidential Information. Within thirty (30) days of the date of termination of this Agreement, each party shall return all copies of Confidential Information of the other, except one archival copy which may be retained by the receiving party for purposes of determining its on-going obligations under this Agreement.

10.    Representations and Warranties.

a.    Each party represents and warrants to the other that its execution and delivery of this Agreement and the performance of its obligations hereunder has not conflicted and will not conflict with or result in a violation or breach of any agreement or other instrument or obligation to which such party is bound.

b.    Each party represents and warrants to the other that it has the full and unrestricted right to enter into this Agreement and carry out the obligations hereunder.

c.    Biotectix represents and warrants that, during the Term:

i.    it shall not misappropriate confidential or trade secret information of a third party to acquire the subject matter of the licenses granted by Biotectix hereunder;

ii.    it shall remain the owner or licensee of the patents/patent applications listed in Attachment A hereto and shall have the right to grant the licenses granted to Acutus in this Agreement, and it shall not grant any right, license, or interest in, to, or under the intellectual property rights being licensed hereunder that is inconsistent with the rights, licenses, and interests granted to Acutus under the terms and conditions of this Agreement;

iii.    it shall not modify, amend, fail to perform under, or terminate the SurModics License in any manner that would adversely affect Acutus’ rights or obligations under this Agreement; and

iv.    as between Biotectix and Acutus, all payments owed under the SurModics License shall be the responsibility of and be paid by Biotectix except as provided in paragraph 3.b.iv in the event that Acutus does not comply with the commitment to source SurModics Reagents from SurModics;

v.    Biotectix shall keep Acutus reasonably informed of any material notices or events under any in-license agreements that could adversely affect Acutus’ obligations or rights under this Agreement (including any notices related to Biotectix’s breach of an in-license agreement); and

vi.    Acutus, in its sole discretion, shall be permitted to cure any breach or default under the SurModics License in accordance with the terms and conditions of the SurModics License, or otherwise resolve such breach directly with SurModics, if such breach or default in any way would adversely affect Acutus’ obligations or rights under this Agreement; and, if Acutus pays SurModics any amounts owed by Biotectix under the SurModics License, Acutus may deduct such amounts from payments Acutus is required to make to Biotectix hereunder.

vii.    All patents or patent applications currently owned, licensed or otherwise controlled by Biotectix and necessary to make, use, offer to sell, sell, import and exploit Licensed Products and Coated Products have been licensed hereunder to Acutus.

d.    Except as expressly stated in Paragraphs 10.a through 10.c, nothing in this Agreement shall be construed as:

i.    A warranty or representation by Biotectix as to the validity or scope of any Licensed Patents; or

ii.    A warranty or representation that anything made, used, sold, or otherwise disposed of, or any process practiced, under any license granted in this Agreement is or will be free from infringement of patents of third persons, except as set forth in Paragraph 2.f.iv; or

iii.    A requirement that Biotectix file any patent application, secure any patent, or maintain any patent in force, except in accordance with Paragraph 2.g; or

iv.    An obligation to bring or prosecute actions or suits against third parties for infringement of any patent, except for a party’s obligation to join a suit in accordance with Paragraph 2.f.iii; or

v.    An obligation to furnish any manufacturing or technical information except as set forth in Paragraphs 2.g, 3, 6.h, 7.b, 7.c, 7.d, 12, and 13.b; or

vi.    Conferring any right on either party to use in advertising, publicity, or otherwise any trademark or trade name of the other; or

vii.    Granting by implication, estoppel, or otherwise any licenses or rights under patents or other proprietary information of a party other than those expressly included in this Agreement.

e.    EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPHS 2.f.iv, 7.e, 7.f, 10 and 22.c, WITH RESPECT TO COATING MATERIALS SUPPLIED AT ANY TIME BY BIOTECTIX, COATED PRODUCTS OR LICENSED PRODUCTS, BIOTECTIX DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED PARAGRAPHS 6.c, 6.g, and 10, ACUTUS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY (EXCEPT UNDER THIS PARAGRAPH BELOW), ACUTUS AND BIOTECTIX SHALL NOT BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXTRAORDINARY OR PUNITIVE DAMAGES OF MY DESCRIPTION, WHETHER FOR DAMAGE TO REPUTATION OR GOODWILL, LOST PROFITS, CLAIMS OF THIRD PARTIES OR OTHERWISE, “WHETHER SUCH ASSERTED DAMAGE PURPORTS TO BE BASED ON WARRANTY OR GUARANTEE, INDEMNITY OR OTHER CONTRACT, CONTRIBUTION, NEGLIGENCE OR OTHER TORT, OR OTHERWISE. THE PARTIES EXPRESSLY AGREE THAT THE EXCLUSION OF SPECIAL, INCIDENTAL, CONSEQUENTIAL, AND PUNITIVE DAMAGES SET FORTH HEREIN ARE AGREED ALLOCATIONS OF RISK Al”\TD SHALL SURVIVE THE DETERMINATION OF ANY COURT OF COMPETENT JURISDICTION THAT ANY REMEDY PROVIDED HEREIN FAILS OF ITS ESSENTIAL PURPOSE. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY’S LIABILITY HEREUNDER FOR ANY CAUSE EXCEED TWICE THE MONEY RECEIVED BY BIOTECTIX FROM ACUTUS HEREUNDER. NOTHING CONTAINED IN THIS PARAGRAPH 10.e SHALL LIMIT OR RESTRICT IN ANY WAY ANY OF THE INDEMNITY OBLIGATIONS SET FORTH IN PARAGRAPH 13.

f.    Except as expressly set forth herein, Biotectix does not make any representations, extend any warranties of any kind, either express or implied, or assume any responsibilities whatsoever with respect to use, sale, or other disposition by Acutus or its vendees or transferees of Licensed Products or Coated Products incorporating or made by use of the Licensed Patents or Coating Materials under this Agreement.

g.    Acutus will reimburse Biotectix for all costs and expenses, including reasonable attorneys’ fees and commercial hourly rates for Biotectix’s employees, incurred by Biotectix that are associated with Biotectix’s efforts to comply with a subpoena by Acutus or a third party and such subpoena is (i) related to Licensed Products or Coated Products sold by Acutus, and (ii) served on Biotectix as part of an action in which Biotectix is neither a plaintiff nor a defendant.

11.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other party provided, however, that either party may assign or transfer this Agreement and all of its rights and obligations under this Agreement, without the consent of the other party, to a successor of all or substantially all of its business or assets to which this Agreement pertains, whether by merger, sale, reorganization, reincorporation, operation of law or otherwise. The assigning party will so inform the other party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. In the event that Acutus assigns its rights to a third party that is listed in Attachment B, all licenses granted hereunder to the Licensed SurModics Patents shall be terminated.

12.    Regulatory Approvals. Acutus shall have the sole responsibility, at Acutus’ sole expense, for obtaining any government approvals that may be required for the investigation or marketing of Licensed Products. Biotectix shall assist Acutus’ regulatory compliance efforts by maintaining and updating Device Master Files for the Coating Material with the U.S. FDA during the Term and permit Acutus in its correspondence and filings with the U.S. FDA to reference such Device Master Files with respect to Acutus’ submissions to the U.S. FDA for marketing approval of Licensed Products. Biotectix shall assist Acutus’ regulatory compliance efforts by maintaining and updating Device Master Files for the Coating Material with the U.S. FDA during the Term and permitting Acutus in its correspondence and filings with the U.S. FDA to reference Device Master Files for ingredients of the Coating Material with respect to Acutus’ submissions to the U.S. FDA for marketing approval of Licensed Products. Biotectix will, during the Term and at Acutus’ request, provide similar information to regulatory agencies of competent jurisdiction outside the United States, but Biotectix shall not be obligated to disclose confidential information to any such foreign agencies. It is agreed that the information in Biotectix’s Device Master Files with the U.S. FDA or in any Device Master Files for ingredients of the Coating Material, and information provided to foreign regulatory agencies is Biotectix Confidential Information.

13.    Indemnifications.

a.    Subject to the requirements set forth in Paragraph 13.c, Acutus shall defend and indemnify Biotectix, its officers, directors and employees against all losses, liabilities. expenses (including reasonable attorney’s fees), costs, and judgments (“Losses”) that arise from lawsuits or claims brought by third parties (each, a “Claim”) that arise from personal injury, property damage, product liability, or other claims of third parties, arising from the design, manufacture, use, or sale of Licensed Products or Coated Products, except to the extent such Claim arises from the gross negligence or willful misconduct of Biotectix or the material breach of this Agreement by Biotectix.

b.    Subject to the requirements set forth in Paragraph 13.c, Biotectix shall defend and indemnify Acutus, its officers, directors and employees against all Losses that arise from Claims that arise from the material breach of this Agreement by Biotectix, or the gross negligence or willful misconduct of Biotectix, except to the extent such Claim arises from the gross negligence or ·willful misconduct of Acutus or the material breach of this Agreement by Acutus.

c.    A party that intends to claim indemnification (“Indemnitee”) under this Paragraph 13 shall promptly notify the indemnifying party (“Indemnitor”) in writing of any Claim, included within the indemnification described in this Paragraph 13 with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement of the Claim. The Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense or settlement of the Claim. The indemnification obligations under this Paragraph 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to Claims.

14.    No Waiver. The failure of either party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition, or requirement.

15.    Notices. All communications or other notices required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when personally delivered, (ii) five days after mailing when mailed by registered or certified mail, postage prepaid, (iii) on the day of sending when sent by facsimile (with recorded transmission completion), (iv) two days after sending when sent by reputable express courier, or (v) one day after electronic mailing when also mailed by registered or certified mail, postage prepaid, and addressed as follows:

If to Biotectix:

President

Biotectix, LLC

940 North Main Street

Ann Arbor, MI 48104

Email Address: [                                        ]

If to Acutus:

Acutus Medical, Inc.

10840 Thornmint Road, Suite 100

San Diego, CA 92127

Attention: Randy Werneth, President & CEO

Email Address: [                                        ]

Either party shall have the right to change the person and/or address to which notices hereunder shall be given, by notice to the other party in the manner set out above.

16.    Captions. The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party drafting this Agreement.

17.    Force Majeure. Neither party shall be liable for failure to perform as required by any provisions of this Agreement where such failure results from a cause beyond such party’s reasonable control such as acts of God, regulation or other acts of civil or military authority, required approval(s) of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay in a party’ s performance attributable to any of the foregoing causes, the time for performance for such party affected thereby shall be extended for a period equal to the time lost by reason of such delay; provided that such affected party provides prompt written notice to the other party of the start and stop of any such delay. The cumulative effect of all such delays under this Paragraph 17 shall not exceed one (1) year.

18.    No Agency. Nothing in this Agreement authorizes either Biotectix or Acutus to act as agent for the other as to any matter, or to make any representations to any third party indicating or implying the existence of any such agency relationship. Biotectix and Acutus shall each refrain from any such representations. The relationship between Biotectix and Acutus is that of independent contractors.

19.    Severability. The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable. However, if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either party. In such event, the parties shall use their respective reasonable efforts to negotiate a substitute, valid, and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

20.    Governing Law. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Delaware, except for its conflict of laws provisions. Each of the parties hereto consents to the exclusive jurisdiction and venue of the courts having jurisdiction within the State of Delaware.

21.    Dispute Resolution.

a.    In the event of any dispute concerning this Agreement, including its interpretation, performance, breach or termination, the procedures of this Paragraph 21 shall apply; provided, however, that either party shall have the unrestricted right at any time to seek interim or provisional relief in the form of a preliminary injunction, temporary restraining order or other interim relief prohibiting the other party from making unauthorized disclosure or use of Confidential Information as provided for in Paragraph 5.

b.    Both parties will use good faith and reasonable efforts to resolve any dispute informally and as soon as practical. If any such dispute is not resolved informally within a reasonable period, then an officer from each party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute.

22.    Terms of Coating Material Orders.

a.    Shipment. Delivery by Biotectix of Coating Materials to Federal Express, or to another reputable carrier in the United States designated by Acutus, shall constitute delivery to Acutus.

b.    Payment. Each Biotectix invoice for Coating Materials supplied in accordance with this Agreement shall be payable in full within thirty (30) days after receipt of such Coating Materials.

c.    Coating Material Specifications. Biotectix warrants that each shipmen.t of Coating Materials supplied to Acutus shall, at the time of shipment until the end of the Shelf Life specified for the Coating Materials, conform to the respective Coating Material Specifications. Except for the obligations provided in Paragraphs 3.b.iv and 13, Biotectix’s sole obligation and Acutus’ sole remedy, if any shipment of Coating Materials does not conform to such Coating Material Specifications, shall be (i) the replacement of the nonconforming shipment of Coating Materials, or (ii) at Acutus’ option, a refund of the price paid by Acutus for the nonconforming Coating Materials. Acutus shall provide Biotectix with the evidence Acutus has regarding the condition of the Coating Materials to enable Biotectix to determine whether the Coating Materials were nonconforming.

d.    Terms and Conditions. The terms and conditions in this Agreement shall be the exclusive contract terms between the parties with respect to the purchase of Coating Materials. In the event of inconsistencies between the terms of this Agreement and the terms of any order or acceptance document, the terms of this Agreement shall govern. Each party objects to any terms set forth in orders or any acceptance thereof for Coating Materials which are different from or additional to the provisions of this Agreement, and no such terms shall be binding upon either party unless such party specifically consents thereto in writing.

23.    Export Compliance. The receiving party agrees that it shall adhere to all U.S. export laws and regulations and shall not export or re-export any technical data, products, or samples received from the disclosing party or the direct product of such technical data in contravention of the export compliance laws of the United States or associated regulations.

24.    Marking. Acutus agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers within the Licensed Patents to the extent such patent numbers have been so identified in advance writing by Biotectix with respect to each Coating Material. All Licensed Products shipped to or sold in other countries shall be marked with applicable patent numbers within the Licensed Patents to comply with the patent laws of the countries of manufacture, use and sale to the extent such patent numbers have been so identified in advance writing by Biotectix with respect to each Coating Material. Biotectix shall not identify any such patent numbers for listing in violation of applicable law.

25.    Entire Agreement, Modification. This Agreement, together with all attachments specifically referred to herein, constitutes the entire agreement between the parties with respect to the licenses granted herein, and no party shall be liable or bound to the other in any manner by any warranties, representations, or guarantees except as specifically set forth herein. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Master License Agreement as of the Effective Date.

Accepted by:	Accepted by:
BIOTECTIX, LLC.	ACUTUS MEDICAL, INC.

/s/ Omar Amirana, MD	/s/ Randy Werneth
Signature	Signature

Omar Amirana, MD	Randy Werneth
Printed Name	Printed Name

Acting CEO / SVP, Allied Minds	CEO
Title	Title

6-2-15	June 2, 2015
Date	Date

Attachment A

Attachment B

Attachment C

Attachment D